Exhibit 99.1

Adaptive Medias, Inc. Secures Up to $4.5 Million in Private Placement

IRVINE, California -- May 5, 2015/ PRNewswire -- Content syndication and monetization company, Adaptive Medias, Inc. (ADTM), a leader in programmatic advertising across mobile, video and online display, announced today that it has entered into a purchase agreement to close three separate private placements, totalling up to $4.5 million, from a private investor.

In the first round of funding, the Company has agreed to sell an aggregate of 1,183,432 million shares of its common stock at $1.69 per share, for total gross proceeds of $2.0 million. The company is expected to close two additional private placement capital raises from the same investor for $1 million and $1.5 million, respectively, which would take place at later dates. The additional placements are contingent on closing conditions set forth in the purchase agreement.

Adaptive Media intends to use the funds to continue to grow its leadership, sales, and engineering teams to deliver innovative product enhancements to its all-in-one digital monetization platform Media Graph.

“We view Media Graph as the nexus of digital advertising and content monetization for the video and mobile sectors,” said Jim Waltz, Acting COO of Adaptive Medias, Inc. “This, combined with our advanced video player, which we have optimized for an enhanced mobile experience, will enable us to continue to capitalize on the accelerating trend we see for increased video viewership by users on their smartphones and tablets.”

Waltz continued, “Adaptive Medias, Inc. is fortunate enough to have a group of key, strategic investors that firmly believe in our technology. These funds will enable us to continue to invest in maintaining our best-in-class solution in a highly fragmented digital video and mobile space.”

For more information about Adaptive Media, please visit www.adaptivem.com.

About Adaptive Media

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform. For more information, please visit www.adaptivem.com. Also, follow us on Twitter at @adaptive_m.

Safe Harbor Statement:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Investor Contact:
AJ Homayun
ahomayun@irpartnersinc.com
818-280-6800